Exhibit 99.1

Nephros Receives Notice of Intention to Delist from AMEX

RIVER EDGE, NJ- January 14, 2009 --- Nephros, Inc. (AMEX: NEP), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced that it has received notice from the NYSE Alternext US LLC (formerly, the American Stock Exchange or “AMEX” or the “Exchange”), regarding AMEX’s intention to delist the Company’s common stock due to noncompliance with certain continued listing standards.

The Company previously received a letter from AMEX dated September 12, 2008 notifying it of noncompliance with certain continued listing standards.  In response to that letter, the Company submitted a plan of compliance to the AMEX on October 13, 2008 advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the continued listing standard identified above by April 30, 2009.

On January 8, 2009, the Company received a letter from AMEX notifying the Company that it was rejecting the plan.  The letter further notified the Company that it is in noncompliance with the Exchange’s Company Guide Section 1003(a)(iii), which states AMEX will normally consider suspending dealings in, or removing from the list, securities of an issuer which has stockholders’ equity of less than $6,000,000 if such issuer has sustained net losses in its five most recent fiscal years.  The letter also said that the Company was in noncompliance with Company Guide Section 1003(a)(ii), which states AMEX will normally consider suspending dealings in, or removing from the list, securities of an issuer which has stockholders’ equity of less than $4,000,000 if such issuer has sustained net losses in its three of its four most recent fiscal years.  Finally, the letter also said that the Company was in noncompliance with Company Guide Section 1003(f)(v), which states AMEX will normally consider suspending dealings in, or removing from the list, common stock that sells for a substantial period of time at a low price per share.

AMEX further notified the Company that the Exchange intends to strike the common stock from AMEX by filing a delisting application with the Securities and Exchange Commission pursuant to Rule 1009(d) of the Exchange’s Company Guide.

Given the turmoil in the capital markets, the Company has decided to not seek an appeal of AMEX’s intention to delist its common stock.  The Company has identified a market maker who has agreed to apply for the registration and quotation of the Company’s common stock on the OTC Bulletin Board, which the Company expects would be effective immediately after the delisting from AMEX.

It is expected that the delisting of the common stock from AMEX would be effective in the first half of February 2009.

About Nephros, Inc.

Nephros, Inc., headquartered in New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (“HDF”) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for Nephros’s line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. The DSU is in pilot-use programs at several major U.S. medical centers for infection control and has been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information on Nephros, please visit its website at http://www.nephros.com/.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to maintain compliance with the AMEX's continued listing standards; (ii) to obtain funding if and when needed or on favorable terms; (iii) to continue as a going concern; (iv) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; (v) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) to have its technologies and products accepted in current or future target markets; or (viii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the SEC, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007, and Nephros's Quarterly Report on Form 10-Q for the periods ended September 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact: Gerald J. Kochanski, CFO at 201. 343. 5202 ext 102.